Exhibit 99.1

              Midas Reports Earnings Per Share of $0.24;
               Completes Exit from Exhaust Distribution

    ITASCA, Ill.--(BUSINESS WIRE)--May 4, 2006--Midas, Inc. (NYSE:MDS) reported net income of $3.8 million--or $0.24 per diluted share--for the first quarter ended April 1, 2006, an increase from $2.6 million--or $0.16 per share--last year.
    The 2006 first quarter results include pre-tax gains on asset sales of $3.4 million related to the final recognition of gains from the liquidation of exhaust-related equipment and the sale of the Chicago exhaust warehouse. The company also reported operating losses in the quarter of $1.1 million related to the exhaust distribution business and recorded business transformation charges of $0.1 million for image upgrades at Midas shops. Incremental stock option expense under provisions of SFAS 123R was $0.5 million for the quarter.
    Adjusted first quarter 2006 and 2005 results were as follows:

                                 Q1 2006                Q1 2005
                          ---------------------  ---------------------
  ($ in millions, except   Oper.   Net    Per     Oper.   Net    Per
   EPS)                   Income Income  Share   Income Income  Share

Earnings Measures           $4.7   $3.8  $0.24     $5.7   $2.6  $0.16

Adjustments (reflects non-
 GAAP measures):
  Business transformation
   charges                   0.1    0.1      -      0.1    0.1      -
  Gains on asset sales         -   (2.1) (0.13)       -   (0.5) (0.03)
  Losses from Exhaust
   business                  1.1    0.7   0.04      0.2    0.1   0.01
  Incremental SFAS 123R      0.5    0.3   0.02        -      -      -
                          ---------------------  ---------------------
Non-GAAP Earnings Measures  $6.4   $2.8  $0.17     $6.0   $2.3  $0.14
                          ---------------------  ---------------------

    Exit from exhaust business is complete

    "During the first quarter, we completed the transition from Midas exhaust to Walker products for Midas shops in Canada and closed our Chicago exhaust warehouse, the final two steps in our three-year process to withdraw from the parts manufacturing and distribution business," said Alan D. Feldman, Midas president and chief executive officer. "With that transition complete, we can now focus the company's efforts on the singular mission to build the revenues and profitability of the Midas retail system."

    Retail sales continued to grow despite challenging retail environment

    First quarter comparable shop sales increased 1.3 percent in the company's nearly 1,800 North American shops. Comparable shop retail sales in the U.S. were up 1.0 percent, the 12th consecutive quarter of increases.
    "While first quarter comparable shop sales were lower than planned, we are encouraged by the reversal in the decline of brake sales in the first quarter after three consecutive quarters of brake declines last year," Feldman said. "Comparable brake sales increased by 2.9 percent in North America in the first quarter, as a result of our renewed focus on brakes."
    Feldman said the Midas retail system recorded comparable shop sales increases in tires, suspension and maintenance services, while exhaust sales continued their decline.

    Continued progress in company shops

    For the first quarter of 2006, the 70 company-operated shops produced an operating loss of $0.2 million, down from a loss of $0.7 million in the first quarter of 2005. Shop-level operating contribution was positive in all four of the company's geographic regions, and the Florida company shops produced a positive operating contribution for the first time since the first quarter of 2002.

    Strong cash flow continues

Selected Cash Flow Information ($ in millions)
                                                        2006    2005

Cash provided by operating activities before
 cash outlays for business transformation costs and
 total changes in assets and liabilities                 $5.4    $5.3
Cash outlays for business transformation costs           (1.9)   (0.7)
Total changes in assets and liabilities                   4.2    (2.5)
                                                      ----------------
Net cash provided by operating activities                $7.7    $2.1
                                                      ----------------

Capital investments                                     $(0.7)  $(0.6)
Net retirements of long-term debt and leases             (5.2)  (10.0)
Cash paid for treasury shares                            (4.0)   (1.2)

    Net cash provided by operating activities was $7.7 million for the quarter, compared to $2.1 million last year. During the quarter, the company spent $1.9 million for business transformation costs. Changes in assets and liabilities created $4.2 million of cash, primarily as a result of the final liquidation of exhaust inventories at the Chicago exhaust warehouse and the deferral of certain payments.
    The company spent $4.0 million during the first quarter to repurchase 196,300 shares of its common stock as part of a $25 million share repurchase program that began in February 2005. The company used the balance of its free cash flow to temporarily reduce debt. Through the end of the first quarter, the company has spent $18.9 million to repurchase 904,100 shares, leaving $6.1 million remaining under the original authorization.

    2006 First Quarter Results

    Sales and revenue for the quarter were down $6.9 million from $49.5 million last year to $42.6 million for the first quarter this year. The majority of the decline was due to lower replacement part sales and product royalties as a result of the company's decision to exit exhaust manufacturing.
    Royalties and license fees were down slightly from $15.5 million in 2005 to $15.2 million for 2006. The prior year amount included a one-time pick-up in Canadian royalties of approximately $0.6 million due to revenue recognized from delinquent franchisees. Real estate revenues were up slightly from $9.0 million last year to $9.1 million in 2006.
    Retail sales at Midas' company-operated shops were $9.5 million, up from $9.1 million last year, as a result of a 6.3 percent increase in comparable shop sales. The company's 41 shops in Florida recorded comparable shop sales increases of 12.3 percent.
    Replacement part sales and product royalties were $7.8 million in the first quarter, down from $15.2 million in the first quarter last year, before the company began to phase out of the exhaust manufacturing and distribution business.
    Gross margin improved substantially in the first quarter to 63.4 percent of sales from 57.2 percent in 2005. The company expects full-year 2006 gross margins of approximately 64 percent.
    Selling, general and administrative expenses (SG&A) for the quarter were $22.2 million, compared to $22.5 million in 2005. This year's first quarter SG&A includes $0.5 million for expensing stock options and approximately $1.3 million in expenses related to the operation of the Chicago exhaust warehouse, which closed in late March. The company expects to achieve its full-year SG&A target of $84 to $86 million excluding the effects of SFAS 123R. The $85 million mid-point of this range represents a $6 million reduction from 2005 SG&A.
    Operating income for the first quarter was $4.7 million, down from $5.7 million last year. The decline in operating income was the result of incremental operating losses of $0.9 million associated with the final wind-down of exhaust distribution combined with incremental SFAS 123R expense of $0.5 million.
    Interest expense for the quarter was $2.2 million, down from $2.5 million the previous year. Bank debt at the end of the quarter was $60.4 million, compared to $65.0 million at the end of 2005 and $59.5 million at the end of the first quarter last year.
    Midas recorded income tax expense of $2.4 million for the first quarter, although the company does not expect to pay a significant amount of income tax until the end of the decade because of net operating loss carry-forwards of approximately $110 million generated in previous years.

    2006 Outlook

    Midas reaffirmed its previous guidance of $180 million in revenues for 2006, with operating income of between $29 and $31 million before the effects of exhaust related operating losses, restructuring charges and incremental SFAS 123R expense.
    "With the successful completion of our three-year transformation, Midas has become a stronger company financially and is positioned to benefit long-term from our continuing execution of proven programs that support retail growth and profitability," Feldman said. "Our short-term challenge is the uncertainty facing the automotive service industry caused by the recent surge in gas prices.
    "April sales were off to a slow start, as we believe we are experiencing the same short-term pull-back in automotive spending that we saw with the sudden spike in gas prices last fall," he said. "We are staying on course with our efforts to improve retail sales of brakes, tires, maintenance and fleet services, and our ongoing cost control initiatives should help ensure that we hit our profitability targets."

    Midas is one of the world's largest providers of automotive service, offering brake, exhaust, maintenance, tires, steering and suspension services at more than 2,600 franchised, licensed and company-owned Midas shops in 19 countries, including almost 1,800 in the United States and Canada.

    NOTE: This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2005 annual report on Form 10-K.


                              MIDAS, INC.
                  CONDENSED STATEMENTS OF OPERATIONS
             (In millions, except for earnings per share)
                              (Unaudited)

                                                  For the quarter
                                                ended fiscal March
                                             -------------------------
                                                2006         2005
                                             ------------ ------------
                                              (13 Weeks)   (13 Weeks)

Sales and revenues:
  Franchise royalties and license fees             $15.2        $15.5
  Real estate revenues                               9.1          9.0
  Company-operated shop retail sales                 9.5          9.1
  Replacement part sales and product
   royalties                                         7.8         15.2
  Other                                              1.0          0.7
                                             ------------ ------------
    Total sales and revenues                        42.6         49.5
                                             ------------ ------------
Cost of sales and revenues:
  Real estate cost of revenues                       5.6          5.6
  Company-operated shop cost of sales                2.2          2.1
  Replacement part cost of sales                     6.5         11.7
  Warranty expense                                   1.3          1.8
                                             ------------ ------------
    Total cost of sales and revenues                15.6         21.2
                                             ------------ ------------

    Gross profit                                    27.0         28.3

Selling, general, and administrative expenses       22.2         22.5
Business transformation charges                      0.1          0.1
                                             ------------ ------------

    Operating income                                 4.7          5.7

Interest expense                                   ( 2.2)       ( 2.5)
Gain on sale of assets                               3.4          0.8
Other income, net                                    0.3          0.3
                                             ------------ ------------

    Income before income taxes                       6.2          4.3
Income tax expense                                   2.4          1.7
                                             ------------ ------------

    Net income                                      $3.8         $2.6
                                             ============ ============

Earnings per share:
  Basic                                            $0.25        $0.16
                                             ============ ============
  Diluted                                          $0.24        $0.16
                                             ============ ============
Average number of shares:
  Common shares outstanding                         15.3         15.7
  Common stock warrants                              0.1          0.1
                                             ------------ ------------
  Shares applicable to basic earnings               15.4         15.8
  Equivalent shares on outstanding stock
   awards                                            0.4          0.6
                                             ------------ ------------
  Shares applicable to diluted earnings             15.8         16.4
                                             ============ ============


Capital expenditures                                $0.7         $0.6
                                             ============ ============


                              MIDAS, INC.
                       CONDENSED BALANCE SHEETS
                             (In millions)

                                                Fiscal       Fiscal
                                                 March      December
                                                 2006         2005
                                             ------------ ------------
                                             (Unaudited)
Assets:
Current assets:
   Cash and cash equivalents                        $1.2         $1.4
   Receivables, net                                 34.3         33.5
   Inventories, net                                  3.1          6.8
   Deferred income taxes                             8.0          9.1
   Prepaid assets                                    4.3          3.3
   Other current assets                              1.8          3.2
                                             ------------ ------------
      Total current assets                          52.7         57.3
Property and equipment, net                        102.1        104.6
Deferred income taxes                               58.7         59.5
Other assets                                        18.2         17.8
                                             ------------ ------------
      Total assets                                $231.7       $239.2
                                             ============ ============

Liabilities and equity:
Current liabilities:
   Current portion of long-term obligations         $1.9         $1.9
   Accounts payable                                 11.4         13.6
   Accrued expenses                                 30.5         31.7
                                             ------------ ------------
      Total current liabilities                     43.8         47.2
Long-term debt                                      60.4         65.0
Obligations under capital leases                     3.8          4.1
Finance lease obligation                            35.6         35.9
Accrued warranty                                    30.3         30.7
Other liabilities                                    6.4          6.8
                                             ------------ ------------
      Total liabilities                            180.3        189.7
                                             ------------ ------------

Shareholders' equity:
  Common stock ($.001 par value, 100 million
   shares authorized, 17.7 million and 17.7
   million shares issued) and paid-in
   capital                                          15.9         19.8
    Treasury stock, at cost (2.1 million
     shares and 2.0 million shares)                (47.4)       (45.0)
    Unamortized restricted stock awards               --         (4.2)
    Retained income                                 84.9         81.1
    Cumulative other comprehensive loss             (2.0)        (2.2)
                                             ------------ ------------
      Total shareholders' equity                    51.4         49.5
                                             ------------ ------------
      Total liabilities and shareholders'
       equity                                     $231.7       $239.2
                                             ============ ============

    CONTACT: Midas, Inc.
             Bob Troyer, 630-438-3016
             www.midasinc.com